UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2014 (January 23, 2014)

BankUnited, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35039	27-0162450
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14817 Oak Lane

Miami Lakes, FL 33016

(Address of principal executive offices) (Zip Code)

(305) 569-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events

On January 23, 2014, BankUnited, Inc. (the “Company”) reported its results for the quarter ended December 31, 2013.

For the quarter ended December 31, 2013, the Company reported net income of $52.4 million, or $0.50 per diluted share, as compared to $62.5 million, or $0.61 per diluted share, for the quarter ended December 31, 2012.

For the year ended December 31, 2013, the Company reported net income of $208.9 million, or $2.01 per diluted share, generating a return on average stockholders’ equity of 11.16% and a return on average assets of 1.55%.  The Company reported net income of $211.3 million, or $2.05 per diluted share, for the year ended December 31, 2012.

Performance Highlights

•                  New loans grew by $1.3 billion during the fourth quarter of 2013.  For the year ended December 31, 2013, new loans increased by $3.9 billion to $7.6 billion.

•                  Total deposits increased by $684 million for the quarter ended December 31, 2013 to $10.5 billion, with demand deposits totaling $2.8 billion, or 27% of total deposits. For the year ended December 31, 2013, total deposits grew by $2.0 billion.

•                  The net interest margin, calculated on a tax-equivalent basis, was 5.24% for the quarter ended December 31, 2013 compared to 6.72% for the quarter ended December 31, 2012, and 5.73% compared to 6.05% for the years ended December 31, 2013 and 2012, respectively.  The most significant factor impacting this expected trend in the net interest margin was the origination of new loans at yields lower than those on the covered loan portfolio. As discussed further below, the net interest margin for the quarter ended December 31, 2012 also benefited to a greater extent from the inclusion in interest income of proceeds from the sale of ACI loans from a pool that has a carrying value of zero.

•                  The cost of deposits continues to trend downward. The cost of deposits was 0.63% for the fourth quarter of 2013 as compared to 0.73% for the fourth quarter of 2012 and 0.65% for the year ended December 31, 2013 as compared to 0.81% for the year ended December 31, 2012.  Excluding the impact of hedge accounting and accretion of fair value adjustments, the cost of deposits was 0.58% for the quarter ended December 31, 2013.

•                  Earnings for the quarter ended December 31, 2013 included net securities gains of approximately $2.3 million related to sales of certain securities in response to regulatory changes, as discussed further below.  Additionally, earnings for the fourth quarter of 2013 benefited from a reduction in the effective income tax rate resulting from changes in certain state tax positions and apportionment factors.

•                  Book value and tangible book value per common share grew to $19.09 and $18.41, respectively, at December 31, 2013.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at December 31, 2013 were as follows:

Tier 1 leverage	12.4%

Tier 1 risk-based capital	21.1%

Total risk-based capital	21.9%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $9.1 billion at December 31, 2013 from $5.6 billion at December 31, 2012.  New loans grew by $3.9 billion to $7.6 billion at December 31, 2013 from $3.7 billion at December 31, 2012.  Covered loans declined to $1.5 billion at December 31, 2013 from $1.9 billion at December 31, 2012.

New loans, net of premiums, discounts and deferred fees and costs, grew by $1.3 billion in the fourth quarter of 2013. The New York franchise contributed $720 million to new loan growth for the quarter while the Florida franchise contributed $247 million and our national platforms contributed $347 million.  We refer to our three commercial lending subsidiaries, our residential mortgage purchase program and our indirect auto platform as national platforms. At December 31, 2013, the new loan portfolio included $3.2 billion, $1.6 billion and $2.8 billion attributable to the Florida franchise, the New York franchise and our national platforms, respectively.

For the quarter ended December 31, 2013, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $1.0 billion to $5.5 billion, reflecting the successful launch of lending operations in New York and continued growth in the portfolios of our Florida franchise and lending subsidiaries. New residential loans grew by $196 million to $1.8 billion during the fourth quarter of 2013, primarily as a result of the continuation of the Company’s residential loan purchase program.  For the year ended December 31, 2013, new commercial loans grew by $2.8 billion while new residential loans grew by $879 million and new consumer loans, comprised primarily of indirect auto loans, grew by $180 million.

A comparison of portfolio composition at December 31, 2013 and December 31, 2012 follows:

	New Loans		Total Loans
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Single family residential and home equity	24.0%	25.0%	34.3%	45.3%
Commercial real estate	38.5%	31.8%	34.3%	25.6%
Commercial	34.7%	42.3%	29.0%	28.5%
Consumer	2.8%	0.9%	2.4%	0.6%
	100.0%	100.0%	100.0%	100.0%

The Company’s portfolio of equipment under operating lease grew by $158 million and $11 million for the year and quarter ended December 31, 2013, respectively, to $196 million.

Asset Quality

Asset quality remained strong. Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At December 31, 2013, covered loans represented 16.4% of the total loan portfolio, as compared to 33.5% at December 31, 2012.

The ratio of non-performing new loans to total new loans was 0.31% at December 31, 2013 and 0.43% at December 31, 2012. The ratio of total non-performing loans to total loans was 0.39% at December 31, 2013 as compared to 0.62% at December 31, 2012.  At December 31, 2013, non-performing assets totaled $76.2 million, including $40.6 million of other real estate owned (“OREO”), as compared to $110.6 million, including $76.0 million of OREO, at December 31, 2012. At December 31, 2013, 68% of total non-performing assets were covered assets.

For the quarters ended December 31, 2013 and 2012, the Company recorded provisions for loan losses of $12.5 million and $1.0 million, respectively.  Of these amounts, $(0.8) million and $(1.6) million, respectively, related to recoveries of loan losses on covered loans, and $13.3 million and $2.7 million, respectively, related to provisions for new loans.

For the years ended December 31, 2013 and 2012, the Company recorded provisions for loan losses of $32.0 million and $18.9 million, respectively.  Of these amounts, $(1.7) million and $(0.5) million, respectively, related to recoveries of loan losses on covered loans, and $33.7 million and $19.4 million, respectively, related to provisions for new loans.

The provisions related to new loans reflect growth in the new loan portfolio offset in part by reductions in general loss factors. For the year ended December 31, 2013, the provision for new loans was also impacted by specific reserves recognized on impaired loans, particularly related to one commercial relationship.

The recoveries of loan losses related to covered loans were significantly mitigated by offsetting decreases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following tables summarize the activity in the allowance for loan and lease losses for the quarter and year ended December 31, 2013 and 2012 (in thousands):

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$3,345	$10,743	$45,531	$59,619	$9,922	$10,865	$39,629	$60,416
Provision	(452)	(299)	13,263	12,512	(698)	(942)	2,670	1,030
Charge-offs	—	(1,083)	(1,644)	(2,727)	(1,205)	(519)	(1,235)	(2,959)
Recoveries	—	140	181	321	—	470	164	634
Balance at end of period	$2,893	$9,501	$57,331	$69,725	$8,019	$9,874	$41,228	$59,121

	Year Ended December 31, 2013				Year Ended December 31, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402
Provision	(2,892)	1,153	33,703	31,964	(4,347)	3,844	19,399	18,896
Charge-offs	(2,234)	(4,306)	(18,481)	(25,021)	(3,966)	(3,591)	(2,929)	(10,486)
Recoveries	—	2,780	881	3,661	—	1,879	430	2,309
Balance at end of period	$2,893	$9,501	$57,331	$69,725	$8,019	$9,874	$41,228	$59,121

Deposits

At December 31, 2013, deposits totaled $10.5 billion compared to $8.5 billion at December 31, 2012.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 27% of total deposits at December 31, 2013, compared to 22% of total deposits at December 31, 2012.  The average cost of deposits was 0.63% for the quarter ended December 31, 2013 as compared to 0.73% for the quarter ended December 31, 2012 and 0.65% for the year ended December 31, 2013 as compared to 0.81% for the year ended December 31, 2012.  The decrease in the average cost of deposits was attributable to both the growth in non-interest bearing deposits as a percentage of average total deposits and a decline in market rates of interest. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.60% for the year ended December 31, 2013.

Net interest income

Net interest income for the quarter ended December 31, 2013 decreased to $164.3 million from $174.6 million for the quarter ended December 31, 2012. Net interest income for the year ended December 31, 2013 was $646.2 million as compared to $597.6 million for the year ended December 31, 2012.  Trends in the amount of net interest income were impacted by proceeds, which were recorded in interest income, from the sale of loans from a pool of ACI loans carried at zero. Interest income included $11.7 million and $50.6 million of such proceeds, respectively, for the quarter and year ended December 31, 2013 compared to $29.9 million for both the quarter and year ended December 31, 2012. In 2012, all sales of covered loans took place in the fourth quarter. The impact of sales of loans from this pool is expected to decrease in the future.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 5.24% for the quarter ended December 31, 2013 as compared to 6.72% for the quarter ended December 31, 2012.  Net interest margin, calculated on a tax-equivalent basis, was 5.73% for the year ended December 31, 2013 as compared to 6.05% for the year ended December 31, 2012. Significant factors impacting this expected trend in net interest margin for the quarter and year ended December 31, 2013 included:

•           The tax-equivalent yield on loans declined to 7.80% from 12.73% and to 9.18% from 12.05%, respectively, for the quarter and year ended December 31, 2013 compared to the quarter and year ended December 31, 2012, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.  The decline in the fourth quarter of 2013 compared to 2012 was also impacted by loan sale activity related to the pool of ACI loans with a carrying value of zero, as discussed above.

•           The yield on new loans decreased to 3.61% and 3.77%, respectively, for the quarter and year ended December 31, 2013 from 4.12% and 4.34% for the quarter and year ended December 31, 2012, primarily reflecting the impact of lower market interest rates on new production.

•           The yield on covered loans for the quarter ended December 31, 2013 decreased to 26.77% from 27.93% for the quarter ended December 31, 2012 while the yield on covered loans for the year ended December 31, 2013 increased to 26.13% from 21.80% for the year ended December 31, 2012.  These changes in yields on covered loans reflected (i) improvements in expected cash flows and corresponding transfers from non-accretable difference to accretable yield and (ii) changes in the timing and amount of interest income recognized in connection with the sale of ACI residential loans from the pool with a carrying value of zero, which accounted for a 3.10% decline in the quarterly yield and a 1.68% increase in the annual yield.

•           The average rate on interest bearing liabilities declined to 0.91% and 0.94%, respectively, for the quarter and year ended December 31, 2013 from 1.17% and 1.33% for the quarter and year ended December 31, 2012, primarily due to declining market interest rates.

•            Non-interest bearing deposits comprised a greater percentage of average total deposits for the quarter and year ended December 31, 2013 than for the quarter and year ended December 31, 2012.  Average non-interest bearing deposits were 19% and 17%, respectively, of average total deposits for the quarter and year ended December 31, 2013 as compared to 15% and 13%, respectively, of average total deposits for the quarter and year ended December 31, 2012.

As anticipated, the net interest margin for the quarter ended December 31, 2013 declined by 0.46% in comparison to the immediately preceding quarter, largely due to a decline in the average yield on loans. This decline resulted primarily from continued growth of new loans as a percentage of the total loan portfolio. The cost of interest bearing liabilities remained relatively stable quarter over quarter.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the years ended December 31, 2013 and 2012 were as follows (in thousands):

Balance, December 31, 2011	$1,523,615
Reclassifications from non-accretable difference	206,934
Accretion	(444,483)
Balance, December 31, 2012	1,286,066
Reclassifications from non-accretable difference	282,952
Accretion	(410,446)
Balance, December 31, 2013	$1,158,572

Non-interest income

Non-interest income totaled $5.9 million and $31.1 million for the quarter and year ended December 31, 2013 as compared to $5.5 million and $89.2 million for the quarter and year ended December 31, 2012.

As anticipated, in 2013, the Company began amortizing the FDIC indemnification asset. In prior periods, we recorded accretion of discount on the FDIC indemnification asset.  Non-interest income included amortization of the FDIC indemnification asset of $(15.2) million and $(36.9) million, respectively, for the quarter and year ended December 31, 2013 compared to accretion of $0.8 million and $15.3 million, respectively, for the quarter and year ended December 31, 2012. As the expected cash flows from ACI loans have increased, resulting in an increased yield on ACI loans as discussed above, expected cash flows from the FDIC indemnification asset have decreased, resulting in a declining, and ultimately negative, yield on the FDIC indemnification asset.

The consolidated statement of income line items Provision for (recovery of) losses on covered loans, Income from resolution of covered assets, net, Loss on sale of covered loans, Loss on covered investment securities, Impairment of other real estate owned and Gain on sale of other real estate owned relate to transactions in the covered assets. The line item Net gain (loss) on indemnification asset represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and year ended December 31, 2013 was $6.0 million and $20.4 million, respectively, compared to $5.0 million and $10.5 million, respectively, for the quarter and year ended December 31, 2012.

Income from resolution of covered assets, net was $14.5 million and $78.9 million, respectively, for the quarter and year ended December 31, 2013 compared to $11.4 million and $51.0 million for the quarter and year ended December 31, 2012. These increases in income resulted mainly from higher income from commercial recoveries and lower losses from residential foreclosure resolutions.

Loss on the sale of covered loans was $6.8 million and $16.2 million, respectively, for the quarter and year ended December 31, 2013, compared to $29.3 million for each of the quarter and year ended December 31, 2012.  The decline in losses for the year ended December 31, 2013 as compared to 2012 was primarily a result of improved pricing. As discussed above, the Company sold covered loans quarterly in 2013, but only in the fourth quarter of 2012.

Net gain (loss) on indemnification asset was $(2.9) million and $(50.6) million, respectively, for the quarter and year ended December 31, 2013, compared to $20.6 million and $(6.0) million for the quarter and year ended December 31, 2012.  Variances in net gain (loss) on indemnification asset are directly related to variances in income from resolution of covered assets, net, the loss on sale of covered loans, the loss on covered investment securities, the provision for (recovery of) losses on covered loans, OREO impairment and gains on the sale of OREO.

Securities gains for the year ended December 31, 2013 related primarily to sales of securities to fund loan originations.  Gains on investment securities available for sale for the quarter ended December 31, 2013 included $2.3 million in net gains related to the liquidation of our positions in collateralized loan obligations and certain re-securitized real estate mortgage investment conduits in response to the release of the Volcker Rule. Securities gains for 2013 also included $1.6 million related to the sale of securities in conjunction with the merger of Herald National Bank into BankUnited.

During the fourth quarter of 2012, we sold investment securities, utilizing the proceeds to extinguish Federal Home Loan Bank (“FHLB”) advances and terminate a related cash flow hedge, with a combined cost of borrowing of 3.46%.  We realized a pre-tax gain on the sale of securities of $10.0 million and a combined pre-tax loss of $22.9 million on the extinguishment of the advances and termination of the hedge. Securities gains for 2012 also included approximately $6.4 million of aggregate realized gains from the sale of certain preferred stock positions.

Declines in FDIC reimbursement of costs of resolution of covered assets and mortgage insurance income from 2012 to 2013 reflect the lower volume of covered loan foreclosure resolution activity.

Non-interest expense

Non-interest expense totaled $84.2 million and $327.4 million, respectively, for the quarter and year ended December 31, 2013 as compared to $78.7 million and $323.1 million for the quarter and year ended December 31, 2012.

Employee compensation and benefits for the year ended December 31, 2013 as compared to the year ended December 31, 2012 reflected a decrease of $10.0 million in equity-based compensation resulting primarily from the vesting in 2012 of instruments issued in conjunction with the Company’s initial public offering of common stock in 2011.  Increased compensation costs related to the Company’s growth and expansion into New York offset this decrease in equity-based compensation and drove an increase in employee compensation and benefits of $2.8 million for the quarter ended December 31, 2013 as compared to the quarter ended December 31, 2012.

Occupancy and equipment expense increased to $16.8 million and $63.8 million, respectively, for the quarter and year ended December 31, 2013 from $15.7 million and $54.5 million for the quarter and year ended December 31, 2012 due primarily to our expansion into New York and the growth and refurbishment of our branch network in Florida.

For the quarter and year ended December 31, 2013, foreclosure and OREO expense was $3.0 million and $10.4 million, respectively, as compared to $5.4 million and $20.3 million for the quarter and year ended December 31, 2012.  For the quarter and year ended December 31, 2013, the net amount of (gain) loss on sale of OREO and impairment of OREO was $(0.5) million and $(7.6) million, respectively, as compared to $(0.7) million and $5.8 million for the quarter and year ended December 31, 2012.  These changes reflect continuing trends of lower levels of OREO and foreclosure activity and an improving real estate market.

Provision for income taxes

The effective income tax rate decreased to 29% and 34%, respectively, for the quarter and year ended December 31, 2013 from 38% and 39% for the quarter and year ended December 31, 2012.  These decreases reflect the impact of changes in certain state tax positions and apportionment factors in the fourth quarter of 2013 and the release of reserves for uncertain state income tax positions as a result of the lapse in the statute of limitations related thereto in the third quarter of 2013.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc. is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with $14.9 billion of assets, 99 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2013.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.3 billion.  The Company has received $2.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 available at the SEC’s website (www.sec.gov).

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
ASSETS

Cash and due from banks:
Non-interest bearing	$45,976	$61,088
Interest bearing	14,590	21,507
Interest bearing deposits at Federal Reserve Bank	190,075	408,827
Federal funds sold	2,108	3,931
Cash and cash equivalents	252,749	495,353
Investment securities available for sale, at fair value (including covered securities of $205,769 and $226,505)	3,637,124	4,172,412
Non-marketable equity securities	152,066	133,060
Loans held for sale	194	2,129
Loans (including covered loans of $1,483,888 and $1,864,375)	9,053,609	5,571,739
Allowance for loan and lease losses	(69,725)	(59,121)
Loans, net	8,983,884	5,512,618
FDIC indemnification asset	1,205,117	1,457,570
Bank owned life insurance	206,759	207,069
Other real estate owned (including covered OREO of $39,672 and $76,022)	40,570	76,022
Deferred tax asset, net	70,626	62,274
Goodwill and other intangible assets	69,067	69,768
Other assets	428,493	187,678
Total assets	$15,046,649	$12,375,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$2,171,335	$1,312,779
Interest bearing	676,079	542,561
Savings and money market	4,402,987	4,042,022
Time	3,282,027	2,640,711
Total deposits	10,532,428	8,538,073
Federal Home Loan Bank advances and other borrowings	2,414,313	1,925,094
Other liabilities	171,210	106,106
Total liabilities	13,117,951	10,569,273

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 101,013,014 and 95,006,729 shares issued and outstanding	1,010	950
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at December 31, 2012	—	54
Paid-in capital	1,334,945	1,308,315
Retained earnings	535,263	413,385
Accumulated other comprehensive income	57,480	83,976
Total stockholders’ equity	1,928,698	1,806,680
Total liabilities and stockholders’ equity	$15,046,649	$12,375,953

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Interest income:
Loans	$160,761	$168,770	$618,944	$584,727
Investment securities available for sale	26,341	31,951	114,535	131,198
Other	1,562	1,625	5,342	4,931
Total interest income	188,664	202,346	738,821	720,856
Interest expense:
Deposits	16,279	15,712	60,566	66,178
Borrowings	8,130	12,070	32,045	57,091
Total interest expense	24,409	27,782	92,611	123,269
Net interest income before provision for (recovery of) loan losses	164,255	174,564	646,210	597,587
Provision for (recovery of) loan losses (including $(750), $(1,640), $(1,738) and $(503) for covered loans)	12,512	1,030	31,964	18,896
Net interest income after provision for (recovery of) loan losses	151,743	173,534	614,246	578,691
Non-interest income:
(Amortization) accretion of FDIC indemnification asset	(15,159)	793	(36,943)	15,306
Income from resolution of covered assets, net	14,500	11,414	78,862	51,016
Net gain (loss) on indemnification asset	(2,891)	20,572	(50,638)	(6,030)
FDIC reimbursement of costs of resolution of covered assets	2,232	6,154	9,397	19,569
Service charges and fees	3,914	3,276	14,255	12,716
Loss on sale of loans, net (including loss related to covered loans of $6,827, $29,333, $16,195 and $29,270)	(6,728)	(29,355)	(15,469)	(28,657)
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the year ended December 31, 2013)	2,341	10,108	8,629	17,039
Loss on extinguishment of debt	—	(14,175)	—	(14,175)
Loss on termination of interest rate swap	—	(8,701)	—	(8,701)
Mortgage insurance income	849	862	2,061	9,772
Other non-interest income	6,792	4,551	20,952	21,392
Total non-interest income	5,850	5,499	31,106	89,247
Non-interest expense:
Employee compensation and benefits	43,544	40,717	173,763	173,261
Occupancy and equipment	16,772	15,689	63,766	54,465
Impairment of other real estate owned	483	1,946	1,939	9,926
Gain on sale of other real estate owned	(992)	(2,665)	(9,568)	(4,164)
Foreclosure and other real estate owned expense	3,010	5,404	10,442	20,268
Deposit insurance expense	2,061	2,112	7,648	7,248
Professional fees	4,722	4,016	21,934	15,468
Telecommunications and data processing	3,340	2,732	13,034	12,462
Other non-interest expense	11,264	8,751	44,392	34,139
Total non-interest expense	84,204	78,702	327,350	323,073
Income before income taxes	73,389	100,331	318,002	344,865
Provision for income taxes	20,996	37,829	109,066	133,605
Net income	52,393	62,502	208,936	211,260
Preferred stock dividends	—	1,137	—	3,899
Net income available to common stockholders	$52,393	$61,365	$208,936	$207,361
Earnings per common share, basic	$0.50	$0.61	$2.03	$2.05
Earnings per common share, diluted	$0.50	$0.61	$2.01	$2.05
Cash dividends declared per common share	$0.21	$0.21	$0.84	$0.72

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$8,320,870	$162,804	7.80%	$5,334,961	$170,114	12.73%
Investment securities available for sale	3,809,501	26,961	2.83%	4,698,454	32,704	2.78%
Other interest earning assets	585,414	1,562	1.06%	481,299	1,625	1.35%
Total interest earning assets	12,715,785	191,327	6.00%	10,514,714	204,443	7.77%
Allowance for loan and lease losses	(63,020)			(62,189)
Non-interest earning assets	2,050,776			2,323,689
Total assets	$14,703,541			$12,776,214
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$642,935	753	0.46%	$535,240	749	0.56%
Savings and money market deposits	4,494,773	5,444	0.48%	4,038,706	5,303	0.52%
Time deposits	3,171,318	10,082	1.26%	2,664,771	9,660	1.44%
Total interest bearing deposits	8,309,026	16,279	0.78%	7,238,717	15,712	0.86%
FHLB advances and other borrowings	2,292,375	8,130	1.41%	2,228,117	12,070	2.16%
Total interest bearing liabilities	10,601,401	24,409	0.91%	9,466,834	27,782	1.17%
Non-interest bearing demand deposits	1,963,335			1,276,043
Other non-interest bearing liabilities	221,152			231,276
Total liabilities	12,785,888			10,974,153
Stockholders’ equity	1,917,653			1,802,061
Total liabilities and stockholders’ equity	$14,703,541			$12,776,214
Net interest income		$166,918			$176,661
Interest rate spread			5.09%			6.60%
Net interest margin			5.24%			6.72%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Years Ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate	Balance	Interest (1)	Rate
Assets:
Interest earning assets:
Loans	$6,817,786	$625,948	9.18%	$4,887,209	$588,950	12.05%
Investment securities available for sale	4,135,407	117,289	2.84%	4,611,379	135,833	2.95%
Other interest earning assets	500,306	5,342	1.07%	522,184	4,931	0.94%
Total interest earning assets	11,453,499	748,579	6.54%	10,020,772	729,714	7.28%
Allowance for loan and lease losses	(62,461)			(56,463)
Non-interest earning assets	2,057,923			2,387,719
Total assets	$13,448,961			$12,352,028
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$582,623	2,698	0.46%	$504,614	3,155	0.63%
Savings and money market deposits	4,280,531	20,620	0.48%	3,912,444	24,093	0.62%
Time deposits	2,844,377	37,248	1.31%	2,632,451	38,930	1.48%
Total interest bearing deposits	7,707,531	60,566	0.79%	7,049,509	66,178	0.94%
FHLB advances and other borrowings	2,098,231	32,045	1.53%	2,240,345	57,091	2.55%
Total interest bearing liabilities	9,805,762	92,611	0.94%	9,289,854	123,269	1.33%
Non-interest bearing demand deposits	1,586,007			1,099,448
Other non-interest bearing liabilities	184,645			265,399
Total liabilities	11,576,414			10,654,701
Stockholders’ equity	1,872,547			1,697,327
Total liabilities and stockholders’ equity	$13,448,961			$12,352,028
Net interest income		$655,968			$606,445
Interest rate spread			5.60%			5.95%
Net interest margin			5.73%			6.05%

(1) On a tax-equivalent basis where applicable

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Basic earnings per common share:
Numerator:
Net income	$52,393	$62,502	$208,936	$211,260
Preferred stock dividends	—	(1,137)	—	(3,899)
Net income available to common stockholders	52,393	61,365	208,936	207,361
Distributed and undistributed earnings allocated to participating securities	(1,957)	(4,608)	(9,380)	(15,081)
Income allocated to common stockholders for basic earnings per common share	$50,436	$56,757	$199,556	$192,280
Denominator:
Weighted average common shares outstanding	100,942,859	94,597,067	99,587,970	94,791,484
Less average unvested stock awards	(1,021,034)	(997,655)	(1,093,930)	(1,137,210)
Weighted average shares for basic earnings per common share	99,921,825	93,599,412	98,494,040	93,654,274
Basic earnings per common share	$0.50	$0.61	$2.03	$2.05
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$50,436	$56,757	$199,556	192,280
Adjustment for earnings reallocated from participating securities	3	6	1,265	20
Income used in calculating diluted earnings per common share	$50,439	$56,763	$200,821	$192,300
Denominator:
Average shares for basic earnings per common share	99,921,825	93,599,412	98,494,040	93,654,274
Dilutive effect of stock options and preferred shares	177,951	162,880	1,257,565	174,509
Weighted average shares for diluted earnings per common share	100,099,776	93,762,292	99,751,605	93,828,783
Diluted earnings per common share	$0.50	$0.61	$2.01	$2.05

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2013 (4)	2012 (4)	2013	2012
Financial ratios
Return on average assets	1.41%	1.95%	1.55%	1.71%
Return on average stockholders’ equity	10.84%	13.80%	11.16%	12.45%
Net interest margin (5)	5.24%	6.72%	5.73%	6.05%

	December 31,	December 31,
	2013	2012
Capital ratios
Tier 1 leverage	12.42%	13.16%
Tier 1 risk-based capital	21.06%	33.60%
Total risk-based capital	21.93%	34.88%

	December 31, 2013		December 31, 2012
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.31%	0.39%	0.43%	0.62%
Non-performing assets to total assets (2)	0.16%	0.51%	0.13%	0.89%
Allowance for loan and lease losses to total loans (3)	0.76%	0.77%	1.11%	1.06%
Allowance for loan and lease losses to non-performing loans (1)	246.73%	195.52%	256.65%	171.21%
Net charge-offs to average loans (4)	0.34%	0.31%	0.09%	0.17%

(1)

We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans and other real estate owned.

(3)	Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)	Annualized.

(5)	On a tax-equivalent basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2014	BANKUNITED, INC.

/s/ Leslie Lunak
Name: Leslie Lunak
Title: Chief Financial Officer